Exhibit 10.5

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of July 18, 2021, is entered into by and among Investindustrial Acquisition Corp., a Cayman Islands exempted company (“IIAC”), Ermenegildo Zegna Holditalia S.p.A, a joint stock company incorporated under Italian law (the “Company”), and the undersigned shareholders of the Company (such shareholders, the “Shareholders” and, together with IIAC and the Company, each a “Party” and collectively, the “Parties”). Unless specified otherwise or context requires, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Business Combination Agreement, dated as of July 18, 2021 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, IIAC and EZ Cayman, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”).

RECITALS

WHEREAS, as of the date hereof, the Company, IIAC and Merger Sub have entered into the Business Combination Agreement, which provides for the merger of Merger Sub with and into IIAC (the “Merger”), with IIAC surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, as of the date of this Agreement, each Shareholder is the sole record holder and beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of, and has full voting power over the number of Company Ordinary Shares set forth opposite such Shareholder’s name on Schedule 1 attached hereto (such shares, together with any additional Company Ordinary Shares (or any securities convertible into or exercisable or exchangeable for Company Ordinary Shares) of which such Shareholder acquires record or beneficial ownership after the date hereof, including by Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Subject Shares”); and

WHEREAS, as a material inducement to the Company and IIAC to enter into the Business Combination Agreement and consummate the Transactions, the Shareholders and the Company desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

VOTING AND TRANSFER OF SHARES

Section 1.01. Voting.

(a) Each Shareholder, solely in his, her or its capacity as a shareholder of the Company and on behalf of himself, herself and itself and not the other Shareholder, irrevocably and unconditionally agrees, during the period beginning on the date of this Agreement and ending on the Expiration Date (the “Applicable Period”), at each meeting of the shareholders of the Company duly called and convened in accordance with the Governing Documents of the Company (a “Meeting”) and at each adjournment or postponement thereof, to cause to be present in person or represented by proxy and to vote or cause to be voted such Shareholder’s Subject Shares that are entitled to vote, in each case as follows:

(i) in favor of any proposal for shareholders of the Company to approve and adopt the Business Combination Agreement and the Transactions and any other matters necessary for consummation of the Conversion and the other Transactions, including, without limitation, in any circumstances upon which a consent or other approval is required under the Company’s Governing Documents, sought with respect to the adoption and approval of the Conversion, the transfer of the Company Ordinary Shares and the Pre-Closing Restructuring Transactions or otherwise sought with respect to the Business Combination Agreement or the Transactions;

(ii) in favor of any proposal to adjourn a Meeting at which there is a proposal for shareholders of the Company to adopt the Business Combination Agreement to a later date if there are not sufficient votes to adopt the Business Combination Agreement or if there are not sufficient Company Ordinary Shares present in person or represented by proxy at such Meeting to constitute a quorum;

(iii) against any proposal providing for a Company Acquisition Proposal or the adoption of an agreement to enter into a Company Acquisition Proposal; and

(iv) against any action, transaction or agreement that would, or would reasonably be expected to (A) result in a breach of any representation or warranty or covenant of the Company under the Business Combination Agreement or such Shareholder under this Agreement (or any other Ancillary Document) or any of the conditions to the consummation of the Transactions not being fulfilled in accordance with the Business Combination Agreement, this Agreement and the other Ancillary Documents, (B) prevent, delay or impair consummation of the Transactions, or (C) facilitate any proposal relating to a Company Acquisition Proposal or any agreement to enter into a Company Acquisition Proposal.

(b) Any vote required to be cast pursuant to this Section 1.01 shall be cast in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote. For the avoidance of doubt, nothing contained herein requires a Shareholder (or entitles any proxy of a Shareholder) to convert, exercise or exchange any options, warrants or convertible securities in order to obtain any Company Ordinary Shares.

(c) Subject to the last sentence of this Section 1.01(c), and solely in the event of a failure by a Shareholder to act in accordance with such Shareholder’s obligations as to voting all of its Company Ordinary Shares pursuant to Section 1.01(a) prior to the termination of this provision pursuant to Section 6.01, each Shareholder, with respect to the Subject Shares, hereby irrevocably appoints the chief executive officer of IIAC or any other officer of IIAC so designated by IIAC as such Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of such Shareholder, (i) to attend on behalf of such Shareholder any Meeting (including at any adjournment or postponement thereof) with respect to the matters described in Section 1.01(a), (ii) to include the Subject Shares in any computation for purposes of establishing a quorum at any such Meeting and (iii) to vote (or cause to be voted) with respect to, as applicable, the Subject Shares on the matters specified in, and in accordance and consistent with Section 1.01(a) in connection with any Meeting. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate at the Expiration Date.

(d) The proxy granted by each Shareholder pursuant to Section 1.01(c), if it becomes effective, is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company and IIAC entering into the Business Combination Agreement and agreeing to consummate the Transactions in accordance with and subject to the conditions set forth herein. The proxy granted by each Shareholder pursuant to Section 1.01(c), if it becomes effective, is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by each Shareholder to the maximum extent permitted by applicable Law and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Shares. The proxyholder may not exercise the proxy granted pursuant to Section 1.01(c), if it becomes effective, on any matter except for those matters described in Section 1.01(a).

(e) Each Shareholder agrees not to enter into any commitment, agreement, understanding or similar arrangement with any Person to vote or give voting instructions or express consent or dissent in writing with respect to any of such Shareholder’s Subject Shares in any manner inconsistent with the terms of this Section 1.01.

Section 1.02. No Transfers. During the Applicable Period, each Shareholder shall not, directly or indirectly: (a) sell, convey, assign, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecate or otherwise encumber or dispose of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (b) deposit any Subject Shares or any rights to acquire any securities or equity interests of the Company into a voting trust or enter into a voting agreement or any other arrangement with respect to any Subject Shares or any rights to acquire any securities or equity interests of the Company or grant or purport to grant any proxy or power of attorney with respect thereto; (c) enter into any contract, option, call or other arrangement or undertaking, whether or not in writing, with respect to the sale, conveyance, assignment, transfer (including by succession or otherwise by operation of Law), exchange, pledge, hypothecation or other encumbrance or disposition, or limitation on the voting rights, of any Subject Shares (or any right, title or interest therein) or any rights to acquire any securities or equity interests of the Company; (d) otherwise grant, permit or suffer the creation of an Encumbrance on any Subject Shares (other than applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws) or (e) commit or agree to take any of the foregoing actions or discuss, negotiate or make an offer or enter into a commitment, agreement, understanding or similar arrangement to take any of the foregoing actions (any action described in clauses (a), (b), (c), (d) and (e), a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers (i) between a Shareholder and any Affiliate of such Shareholder, (ii) to a trust for the benefit of a Shareholder or to any member of a Shareholder’s immediate family or a trust for the benefit of such immediate family member or (iii) by will, other testamentary document or under the laws of intestacy upon the death of a Shareholder, in each case, so long as, prior to and as a condition to the effectiveness of any such Transfer, such Affiliate or transferee executes and delivers to the Company a joinder to this Agreement in the form attached hereto as Annex A. Any Transfer or action in violation of this Section 1.02 shall be void ab initio. If any involuntary Transfer of any Subject Shares occurs, the transferee (and all transferees and subsequent transferees of such transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect during the Applicable Period. For the avoidance of doubt, nothing in this Section 1.02 shall prevent entry into or performance of any obligations pursuant to any Ancillary Documents to which a Shareholder is or will be a party.

Section 1.03. Waiver of Appraisal Rights. Each Shareholder hereby agrees to irrevocably and unconditionally waive and not to assert any withdrawal rights or appraisal rights, including, without limitation, pursuant to Article 2437 and following of the Italian Civil Code, which they might become entitled to exercise under applicable Law or the organizational documents of the Company as a result of any resolutions adopted in accordance with the terms of Section 1.01 of this Agreement or otherwise in connection with the Business Combination Agreement and the Transactions.

Section 1.04. Agreement to Sell. Upon the terms and subject to the conditions of this Agreement and the Business Combination Agreement, promptly following the Capital Distribution provided for in the Business Combination Agreement, Monterubello società semplice (“Monterubello”) shall sell, assign, convey, transfer and deliver to the Company, and the Company shall purchase, acquire and accept from Monterubello, 54,600,000 Company Ordinary Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), in exchange for the Cash Consideration accompanied by evidence of the transfer thereof in form and substance reasonably satisfactory to the Company and IIAC.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants, solely with respect to himself, herself or itself and not any of the other Shareholders, to the Company and IIAC as follows:

Section 2.01. Organization; Authorization. In the event the Shareholder is an individual, such Shareholder has full power, right and legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated by this Agreement. In the event the Shareholder is a legal entity, (a) such Shareholder is duly organized and validly existing under the Laws of its jurisdiction of its organization, (b) such Shareholder has all requisite corporate or similar power and authority and has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, and (c) the execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of such Shareholder. This Agreement has been duly executed and delivered by each Shareholder and this Agreement constitutes a valid and binding agreement of each Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other Parties hereto) enforceable against such Shareholder in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (collectively, the “Bankruptcy and Equity Exception”)).

Section 2.02. Governmental Filings; No Violations; Certain Contracts.

(a) No filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by such Shareholder with, nor are any required to be made or obtained by such Shareholder with or from any Governmental Entity, in connection with the execution, delivery and performance of his, her or its covenants, agreements or obligations under this Agreement by such Shareholder and the consummation of the Transactions or the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations under this Agreement or to consummate the Transactions or the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by such Shareholder does not, and the consummation of the Transactions or the transactions contemplated by this Agreement by such Shareholder shall not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of such Shareholder, as applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of any Encumbrance on any of the Subject Shares or any other assets of such Shareholder pursuant to, any Contract binding upon such Shareholder or under any Law to which such Shareholder is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon such Shareholder, except, in each case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations under this Agreement or consummate the Transactions or the transactions contemplated by this Agreement.

Section 2.03. Litigation. As of the date of this Agreement, there is no Proceeding pending against such Shareholder or, to the knowledge of such Shareholder, threatened in writing against or involving such Shareholder that challenges the beneficial or record ownership of such Shareholder’s Subject Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Agreement.

Section 2.04. Ownership of Company Stock; Voting Power. Schedule 1 hereto correctly sets forth the number of each Shareholder’s Subject Shares as of the date of this Agreement, and, other than such Subject

Shares, as of the date of this Agreement, there are no Equity Securities of the Company held of record or beneficially owned by such Shareholder or in respect of which such Shareholder has voting power. Such Shareholder is the holder of record and beneficial owner of, and has good and valid title to, all of its Subject Shares and has, and shall have throughout the Applicable Period, full voting power and power of disposition with respect to all such Subject Shares free and clear of any liens, claims, pledges, proxies, voting trusts or agreements, options or any other encumbrances or restrictions on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that (a) may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under U.S. state or federal securities or “blue sky” Laws, or (iii) the Company’s Governing Documents or the terms of any customary custody or similar agreement applicable to Subject Shares held in brokerage accounts as of the date hereof (collectively, the “Permitted Encumbrances”) or (b) would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement). No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Shareholders’ Subject Shares other than pursuant to the Business Combination Agreement.

Section 2.05. Reliance. Each Shareholder understands and acknowledges that each of the Company and IIAC is entering into the Business Combination Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of such Shareholder contained in this Agreement and but for the Shareholder’s execution, delivery and performance of this Agreement and the representations and warranties and covenants of such Shareholder contained in this Agreement, the Company and IIAC would not have entered into or agreed to consummate the Transactions or the transactions contemplated by the Ancillary Documents.

Section 2.06. Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from IIAC or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

Section 2.07. Registration Statement / Proxy Statement. None of the information supplied or to be supplied by such Shareholder for inclusion or incorporation by reference in the Registration Statement / Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the shareholders of IIAC and at the time of the IIAC Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 2.08. Other Agreements. Such Shareholder has not taken or permitted any action that would or would reasonably be expected to (a) constitute or result in a breach hereof, (b) make any representation or warranty of such Shareholder set forth herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Business Combination Agreement, the Transactions or the transactions contemplated by this Agreement.

Section 2.09. Shareholder Has Adequate Information. Such Shareholder acknowledges that he, she or it is a sophisticated investor with respect to its Subject Shares and has adequate information concerning the business and financial condition of IIAC and the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon IIAC, the Company or any Affiliate of IIAC and the Company, and based on such information as such Shareholder has deemed appropriate, his, her or its own analysis and decision to enter into this Agreement. Each Shareholder acknowledges that he, she or it has had the opportunity to seek independent legal advice prior to executing this Agreement.

Section 2.10. No Other Representations or Warranties. Except for the representations and warranties made by each Shareholder in this Article 2, no Shareholder or any other Person makes any express or implied representation or warranty to the Company or IIAC in connection with this Agreement or the transactions contemplated by this Agreement, and each Shareholder expressly disclaims any such other representations or warranties.

ARTICLE 3

CERTAIN COVENANTS

Section 3.01. Public Announcements; Filings; Disclosures.

(a) Each Shareholder (and such Shareholder’s controlled Affiliates) shall not issue any press release or make any other public announcement or public statement (a “Public Communication”) with respect to this Agreement, the Business Combination Agreement, the Transactions or the transactions contemplated by this Agreement, except (i) as required by applicable Law or court process or (ii) with the prior written consent of IIAC and the Company; provided, that the foregoing shall not apply to any disclosure required to be made by a Shareholder to a Governmental Entity so long as such disclosure is consistent with the terms of this Agreement and the Business Combination Agreement and the disclosures made by the Company and IIAC pursuant to the terms of the Business Combination Agreement. Notwithstanding anything to the contrary in this Section 3.01(a), if the Shareholder is a director or officer of the Company, in his or her capacity as a director or officer of the Company, he or she may make public statements in such capacity to the extent permitted under the Business Combination Agreement.

(b) Each Shareholder hereby consents to and authorizes the Company, Merger Sub and IIAC to publish and disclose in any Public Communication or in any disclosure required by the SEC and in the Registration Statement / Proxy Statement such Shareholder’s identity and ownership of Subject Shares and his, her or its obligations under this Agreement (the “Shareholder Information”), consents to and authorizes the filing of this Agreement to the extent required by applicable Law to be filed with the SEC or any regulatory authority relating to the Transactions, and agrees to cooperate with IIAC and the Company in connection with such filings, including providing Shareholder Information reasonably requested by the Company or IIAC. The Company and IIAC, as applicable, shall provide the Shareholders with a reasonable opportunity to review and comment on any Shareholder Information included in such disclosure in advance of its filing. As promptly as practicable, each Shareholder shall notify the Company or IIAC, as applicable, of any required corrections with respect to any Shareholder Information supplied by such Shareholder, if and to the extent such Shareholder becomes aware that any such Shareholder Information shall have become false or misleading in any material respect.

(c) Each Shareholder shall be bound by and subject to Section 6.5 (Confidentiality and Access to Information) of the Business Combination Agreement to the same extent as such provision applies to the Company, as if the Shareholder is directly party thereto.

Section 3.02. Non-Solicitation. Each Shareholder acknowledges that such Shareholder has read Section 6.7 (Exclusive Dealing) of the Business Combination Agreement. In addition, each Shareholder, solely in his, her or its capacity as a shareholder of the Company, agrees not to, directly or indirectly, take any action that would violate Section 6.7 of the Business Combination Agreement if such Shareholder were deemed a “Representative” of the Company for purposes of Section 6.7 of the Business Combination Agreement; provided, that the foregoing shall not serve to limit or restrict any actions taken by such Shareholder in any capacity other than as a shareholder of the Company, to the extent such actions are in compliance with or required under Section 6.7 of the Business Combination Agreement.

Section 3.03. No Agreement as Director or Officer. Each Shareholder is entering into this Agreement solely in such Shareholder’s capacity as record or beneficial owner of Subject Shares and, subject to compliance with terms and conditions of the Business Combination Agreement, nothing herein is intended to or shall limit or affect any actions taken by such Shareholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of such Shareholder to the Company Board) of such Shareholder, solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company) or other fiduciary capacity for the Company’s shareholders.

Section 3.04. Acquisition of Additional Shares. In the event (i) of a stock split, stock dividend or distribution, or any change in the Company Ordinary Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of Company Ordinary Shares, including by the exercise of Equity Securities of the Company or otherwise, (ii) a Shareholder purchases or otherwise acquires beneficial ownership of any Company Ordinary Shares or (iii) the Shareholder acquires the right to vote or share in the voting of any Company Ordinary Shares, in each case during the Applicable Period, the term “Subject Shares” shall be deemed to refer to and include such Company Ordinary Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Company Ordinary Shares may be changed or exchanged or which are received in such transaction.

Section 3.05. No Litigation.

(a) Each Shareholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Entity (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the Business Combination Agreement or any of the Ancillary Documents (including any claim seeking to enjoin or delay the consummation of the Transactions), (b) alleging a breach of any fiduciary duty of any Person in connection with the Business Combination Agreement or the Transactions, or (c) otherwise relating to the Business Combination Agreement, this Agreement, any other Ancillary Document, the Transactions or the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit a Shareholder from enforcing such Shareholder’s rights under this Agreement or such Shareholder’s right to receive the Cash Consideration pursuant to the Business Combination Agreement in accordance with the terms thereof.

(b) Each Shareholder shall be bound by and subject to Section 9.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provision applies to the Company, as if the Shareholder is directly party thereto.

Section 3.06. No Adverse Action. Each Shareholder hereby agrees that, except as expressly provided or permitted by this Agreement, such Shareholder shall not, and shall cause its Affiliates not to, without the prior written consent of the Company (in the Company’s sole discretion), directly or indirectly, take or permit any action that would in any way (a) restrict, limit or interfere with the performance of such Shareholder’s obligations hereunder, (b) make any representation or warranty of such Shareholder herein untrue or inaccurate or (c) otherwise restrict, limit or interfere with the performance of this Agreement, the Business Combination Agreement, the Transactions or the transactions contemplated by this Agreement. Each Shareholder shall notify the Company in writing promptly of (i) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, an untruth or inaccuracy in the representations and warranties of such Shareholder herein and (ii) the receipt by such Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that the delivery of any notice pursuant to this sentence shall not limit or otherwise affect the remedies available to any Party.

Section 3.07. Ancillary Agreements. Each Shareholder hereby agrees that it shall deliver, substantially simultaneously with the Closing, to the Company and IIAC a duly executed counterpart to any Ancillary Document to which he, she or it is or will be a party.

Section 3.08. Release. Subject to and upon the consummation of the Merger and the receipt of the consideration that is due to it in accordance with the Business Combination Agreement, and for other good and valuable consideration, the sufficiency of which such Shareholder hereby agrees and acknowledges, from and after (and effective upon) the Closing, such Shareholder, and, if the Shareholder is a legal entity, together with the Shareholder’s officers, directors, stockholders, Subsidiaries and Affiliates, and each of their respective heirs, Representatives, successors and assigns (such persons, the “Releasors”) hereby fully and unconditionally (subject to the receipt of the amounts specified in this paragraph) releases and forever discharges, to the maximum extent permitted by applicable Law, each of IIAC, the Company, Merger Sub, and each of their respective Subsidiaries and Affiliates, and each of their respective current, former or future Representatives, predecessors, successors and assigns (collectively, the “Released Parties”), from and against any and all liabilities, actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, unmatured or inchoate, both at law and in equity, which such Shareholder or any of the Releasors ever had, now has or may hereafter have against any of the Released Parties, on or by reason of any matter, cause or thing whatsoever that arose prior to the Closing. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement will waive or preclude such Shareholder from exercising Shareholder’s rights, if any, (a) to receive and be paid the portion of the consideration (including the Cash Consideration) payable under, and subject to the terms and conditions set forth in, the Business Combination Agreement in respect of each Subject Share held by such Shareholder immediately prior to the Closing, (b) if such Shareholder is or was prior to the Closing, an officer or director of the Company, to indemnification, advancement of expenses or exculpation in accordance with the terms and conditions and other limitations set forth in Section 6.16 of the Business Combination Agreement, (c) to indemnification to which such Shareholder may be entitled pursuant to an indemnification agreement with the Company or the Governing Documents of the Company, (d) any employment compensation or benefits matter owed to Releasor in his or her capacity as a director, manager, officer or employee of the Company, its Affiliates or its Subsidiaries, and (e) any liabilities of a Released Party in connection with any future transactions between the parties that are not related to the Business Combination Agreement, the Transactions, the Ancillary Documents, or the transactions contemplated thereby. Such Shareholder understands and acknowledges on behalf of itself and the other Releasors that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Each Shareholder acknowledges that the Releasors may hereafter discover facts different from or in addition to the facts the Releasors now know or believe to be true with respect to the subject matter of this Agreement; however, the Releasors intend that the general releases herein given shall be and remain in full force and effect, notwithstanding the discovery or existence of any such different or additional facts. Without limiting the foregoing, by signing this Agreement, such Shareholder, on behalf of itself and the other Releasors, expressly waives and releases any provision of Law that purports to limit the scope of a general release.

Section 3.09. Further Assurances. Each Shareholder shall execute and deliver, or cause to be executed and delivered, such further certificates, instruments and other documents and to take such further actions as may be necessary, desirable or appropriate for the purpose of effectively carrying out the Transactions and the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Shareholder and IIAC as follows:

Section 4.01. Organization. The Company is a legal entity duly organized, validly existing and in good standing under the Laws of Italy.

Section 4.02. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Required Shareholder Approval, no other corporate or equivalent action or proceeds on the part of the Company is necessary to authorize this Agreement or the performance of the Company’s obligations hereunder. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty to the Shareholders or IIAC in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any such other representations or warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF IIAC

IIAC represents and warrants to each Shareholder and the Company as follows:

Section 5.01. Organization. IIAC is an exempted company duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

Section 5.02. Authorization. IIAC has all requisite exempted company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the IIAC Board and upon receipt of the Required IIAC Shareholder Approval, no other corporate or equivalent action or proceeds on the part of IIAC is necessary to authorize this Agreement or the performance of IIAC’s obligations hereunder. This Agreement has been duly executed and delivered by IIAC and constitutes a valid and binding agreement of IIAC enforceable against IIAC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03. No Other Representations or Warranties. Except for the representations and warranties made by IIAC in this Article 5, neither IIAC nor any other Person makes any express or implied representation or warranty to the Shareholders or the Company in connection with this Agreement or the transactions contemplated by this Agreement, and IIAC expressly disclaims any such other representations or warranties.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Termination. This Agreement, including the voting agreements contemplated by this Agreement, shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earliest of: (a) the Closing; (b) the termination of the Business Combination Agreement in accordance with its terms; and (c) the effective date of a written agreement duly executed and delivered by IIAC, the Company and each Shareholder terminating this Agreement (the date and time at which the earlier of clause (a), (b) and (c) occurs being, the “Expiration Date”); provided, however, that Section 3.01, Section 3.05, Section 3.08 and Article 6 of this Agreement shall survive termination of this Agreement. Nothing set forth in this Section 6.01 or elsewhere in this Agreement shall affect any Liability on the part of any Party for fraud or any willful and material breach of this Agreement.

Section 6.02. Non-Survival of Representations and Warranties. None of the representations or warranties contained in this Agreement or other writing delivered pursuant hereto shall survive the Closing.

Section 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given ) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

If to IIAC:

Investindustrial Acquisition Corp.

Suite 1, 3rd Floor, 11-12 St James’s Square

London SW1Y 4LB

United Kingdom

Attention:    Andrea Cicero

                    Alex Browning

E-mail:        acicero@investindustrial.com

                     abrowning@investindustrial.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Jonathan L. Davis, P.C.; David Perechocky

E-mail: jonathan.davis@kirkland.com; david.perechocky@kirkland.com and to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London, EC3A 8AF

United Kingdom

Attention:     Cedric Van den Borren

E-mail: cedric.vandenborren@kirkland.com

and to:

Chiomenti

Via Verdi, 2

20121 - Milano

Italia

Attention: Carlo Croff

Luigi Vaccaro

E-mail:     carlo.croff@chiomenti.net

                 luigi.vaccaro@chiomenti.net

if to the Company:

Ermenegildo Zegna Holditalia S.p.A.

Via Roma 99/100

Valdilana (Biella)

Italy

Attention: Gianluca Ambrogio Tagliabue

Email: Gianluca.Tagliabue@zegna.com

with copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

If to a Shareholder, to such Shareholder’s address set forth on Schedule 2 hereto.

Section 6.04. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in IIAC or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares of any Shareholder. All rights, ownership and economic benefits of and relating to the Subject Shares of the Shareholders shall remain vested in and belong to the Shareholders, and neither IIAC nor the Company shall have any authority to direct the Shareholders in the voting or disposition of any of a Shareholder’s Subject Shares, in each case, except as otherwise provided herein.

Section 6.05. Miscellaneous. Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.9 (Parties in Interest), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.13 (No Recourse), 9.14 (Extension; Waiver), 9.15 (Waiver of Jury Trial), 9.16 (Arbitration) and 9.17 (Remedies) of the Business Combination Agreement shall be deemed incorporated into, made part of and shall apply mutatis mutandis to, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

ERMENEGILDO ZEGNA HOLDITALIA S.P.A.

By:	/s/ Ermenegildo Zegna Di Monte Rubello
Name: Ermenegildo Zegna Di Monte Rubello
Title: Chief Executive Officer

INVESTINDUSTRIAL ACQUISITION CORP.

By:	/s/ Roberto Ardagna
Name: Roberto Ardagna
Title: Chief Executive Officer

MONTERUBELLO SOCIETÀ SEMPLICE

By:	/s/ Ermenegildo Zegna Di Monte Rubello
Name: Ermenegildo Zegna Di Monte Rubello
Title: Authorized Signatory

Ermenegildo Zegna Di Monte Rubello

/s/ Ermenegildo Zegna Di Monte Rubello

[Signature Page to Support Agreement]

SCHEDULE 1

Shareholder	Shares Owned Beneficially as of the date hereof	Shares Held of Record as of the date hereof	Shares Over Which the Shareholder has Full Voting Power as of the date hereof
Monterubello società semplice	3,956,000	3,956,000	3,956,000
Ermenegildo Zegna	93,449	93,449	93,449

SCHEDULE 2

Shareholder	Address
Monterubello società semplice	Via Trieste 13, Biella 13900, Italy

Ermenegildo Zegna	Via Roma 99/100, Valdilana (Biella) 13835, Italy

Annex A

ANNEX A

FORM OF JOINDER

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Company Support Agreement, dated as of July 18, 2021 (the “Support Agreement”), by and among Investindustrial Acquisition Corp., a Cayman Islands exempted company, Ermenegildo Zegna Holditalia S.p.A, a joint stock company incorporated under Italian law (the “Company”) and the shareholders of the Company that are party thereto as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms. Unless specified otherwise or context requires, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Support Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Shareholder” under, the Support Agreement as of the date hereof and shall have all of the rights and obligations of a Shareholder as if it had executed the Support Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Support Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [●] [●], 20[●]

By:
Name:
Title:

Address for Notices:

With copies to: